Exhibit 14.2

TRANSOMA MEDICAL, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL MANAGEMENT

Transoma Medical, Inc. has adopted this Code of Ethics for Senior Financial Management to promote honest and ethical conduct and to deter wrongdoing. This Code applies to Transoma’s Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions who have been identified by the Chief Executive Officer (the “Senior Financial Management”). The obligations of this Code supplement, but do not replace, any other code of conduct or ethics policy generally applicable to Transoma employees.

Any person who has information concerning any violation of this Code by any member of the Senior Financial Management shall promptly bring such information to the attention of the Chief Executive Officer, Chief Financial Officer, or Chair of the Audit Committee of the Board of Directors of Transoma. If the Chief Executive Officer or Chief Financial Officer determines that a conflict of interest exists, he or she will refer the matter to the Audit Committee for resolution.

Violations of this Code may subject members of the Senior Financial Management to appropriate actions, such as censure, suspension or termination. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. The Board of Directors shall consider any request for a waiver of this Code and any amendments to this Code and all such waivers or amendments shall be disclosed promptly if and as required by law or applicable stock exchange or market regulations.

All members of the Senior Financial Management shall:

•                  Act honestly and ethically in the performance of their duties at Transoma.

•                  Avoid actual or apparent conflicts of interest between personal and professional relationships.

•                  Provide full, fair, accurate, timely and understandable disclosure in reports and documents that Transoma files with, or submits to, the Securities and Exchange Commission and in other public communications by Transoma.

•                  Comply with rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of Transoma’s business and financial reporting.

•                  Act in good faith, responsibly and with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of work, except when authorized or legally obligated to disclose such information.

•                  Share knowledge and maintain skills relevant to carrying out his or her duties within Transoma.

•                  Proactively promote ethical behavior as a responsible partner among peers and colleagues in the work environment and community.

•                  Achieve responsible use of and control over all assets and resources of Transoma entrusted to the member.

•                  Promptly bring to the attention of the Chief Executive Officer, Chief Financial Officer, or Chair of the Audit Committee any information concerning:

•                  significant deficiencies in the design or operation of internal controls which could adversely affect Transoma’s ability to record, process, summarize and report financial data;

•                  any fraud, whether or not material, that involves management or other employees who have a significant role in Transoma’s financial reporting disclosures or internal controls;

•                  any material information of which he or she may become aware that affects the disclosures made by Transoma in its public filings; or

•                  evidence of a material violation of the securities or other laws, rules, or regulations applicable to Transoma.

ACKNOWLEDGED AND AGREED:

Employee Signature

Print Name

Date Signed